Exhibit 10.1

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of
December 11, 2019
among
WEINGARTEN REALTY INVESTORS,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
BANK OF AMERICA, N.A.,
as Syndication Agent
and
U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK, THE BANK OF NOVA SCOTIA, and TRUIST BANK,
as Documentation Agents

JPMORGAN CHASE BANK, N.A. and
BOFA SECURITIES, INC.,
as Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO SECURITIES, LLC, and PNC CAPITAL MARKETS LLC
as Joint Lead Arrangers

i

ii

SCHEDULES:
Schedule 2.01     -- Commitments
Schedule 2.05(d) -- Existing Letters of Credit
Schedule 3.05(f) -- Flood, Earthquake or Seismic Area
Schedule 3.07 -- Disclosed Matters
Schedule 3.14 -- Subsidiaries
Schedule 6.01 -- Existing Liens
Schedule 6.06 -- Existing Restrictions
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Compliance Certificate
Exhibit C -- Form of Note
Exhibit D -- Form of Borrowing Request/Interest Rate Election
Exhibit E -- Form of Competitive Bid Request
Exhibit F-1 -- Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. federal Income Tax Purposes)
Exhibit F-2 -- Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. federal Income Tax Purposes)
Exhibit F-3 -- Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. federal Income Tax Purposes)
Exhibit F-4 -- Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. federal Income Tax Purposes)

iii

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 11, 2019, by and among WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders,” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.
WHEREAS, the Borrower, the Administrative Agent and certain of the Lenders entered into an Amended and Restated Credit Agreement dated as of March 30, 2016 (as amended to the date hereof, the “Original Credit Agreement”); and
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend and restate the Original Credit Agreement and the Administrative Agent and the Lenders have agreed to do so pursuant to the terms of this Agreement; and
WHEREAS, the Borrower desires to obtain Loans and obtain Letters of Credit (as such terms are hereinafter defined) from the Lenders; and
WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make Loans and provide for the issuance of Letters of Credit to the Borrower, as provided for herein;
NOW, THEREFORE, in consideration of the promises and the covenants and agreements contained herein, the adequacy of which is hereby acknowledged, the parties hereto hereby agree that the aforementioned recitals are true and correct and hereby incorporated herein and that the parties hereto hereby agree as follows:
ARTICLE I
Definitions
SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Net Operating Income” means, for any income producing Real Property, the Net Operating Income less the Capital Expenditure Reserve for such property.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of Borrower.
“Agent Indemnitee” has the meaning set forth in Section 9.03(c).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Parties” has the meaning set forth in Section 8.03(c).
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean, under the circumstances therein stated, the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposure most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	ABR Spread	Eurodollar Spread	Facility Fee Rate
Category 1 A-/A3 or better	0.0%	0.775%	0.125%
Category 2 BBB+/Baa1	0.0%	0.825%	0.150%
Category 3 BBB/Baa2	0.0%	0.900%	0.200%
Category 4 BBB-/Baa3	0.100%	1.100%	0.250%
Category 5 Worse than BBB-/Baa3	0.450%	1.450%	0.300%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(e) hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Electronic Platform” has the meaning set forth in Section 8.03(a).
“Approved Fund” has the meaning given to it in Section 9.04(b) hereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form (including electronic records generated by the use of an electronic platform) of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion and, if not so determined to be administratively feasible, any such Benchmark Replacement shall be as otherwise selected by the Administrative Agent and the Borrower in accordance with this Agreement.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate” (but only to the extent the change relates to the Adjusted LIBO Rate component), the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Weingarten Realty Investors, a Texas real estate investment trust.
“Borrowing” means (a) Revolving Borrowing, or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditure Reserve” means, on an annual basis, an amount equal to (a) for use in calculating the Fixed Charge Coverage Ratio and the Adjusted Net Operating Income, the product of (i) the aggregate number of gross square feet of improvements contained in each Real Property parcel owned by Borrower or any Subsidiary measured as of the last day of each of the immediately preceding four (4) calendar quarters and averaged, multiplied by (ii) $0.15; and (b) for use in calculating Value, the product of (i) the aggregate number of gross square feet of improvements contained in the applicable Real Property owned by Borrower or any Subsidiary as of the last day of the immediately preceding calendar quarter, multiplied by (ii) $0.15. Capital Expenditure Reserve shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Capital Expenditure Reserve for the Borrower’s Unconsolidated Affiliates.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 33% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.
“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, interpretations, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof (whether or not having the force of law), or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, implemented or issued.
“Charges” has the meaning set forth in Section 9.13.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $500,000,000.00.
“Communications” has the meaning set forth in Section 8.03(c).
“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.
“Competitive Loan” means a Loan made pursuant to Section 2.04.
“Compliance Certificate” has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit B.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 9.17.
“Credit Party” means the Borrower and each Person, if any, that executes a Guarantee of the Loans.
“Debt to Total Asset Value Ratio” means the ratio (expressed as a percentage) of the Borrower’s Indebtedness (net of cash and cash equivalents not subject to a Lien or negative pledge or otherwise restricted, in excess of $35,000,000 to the extent there is an equivalent amount of Indebtedness maturing within two (2) years (the “Net Unrestricted Cash Amount”) to Total Asset Value.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender, as determined by Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days after the date required to be funded by it hereunder, (b) notified Borrower, Administrative Agent, Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days after the date when due, unless the subject of a good faith dispute, or (e) become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender under this clause (ii) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Development Property” means the property described in clause (c) of the definition of Value.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.07.
“Dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, in each case, as determined on a consolidated basis in accordance with GAAP, plus or minus (c) to the extent included in the determination of net income, any losses or gains resulting from (i) Real Property sales other than merchant build sales, (ii) write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities, or (iii) the early retirement of Indebtedness, plus (d) to the extent included in the determination of net income, Real Property acquisition costs, and including (without duplication) the Equity Percentage of EBITDA for Borrower’s Unconsolidated Affiliates.
“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Eligible Ground Lease” means a lease of Real Property in which the Borrower or a Subsidiary is ground lessee meeting the following requirements: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of at least twenty-five (25) years, and (b) the Administrative Agent has determined that the ground lease is financeable in that it provides or allows (either in the ground lease or in a current valid estoppel letter executed by the landlord) for, without further consent from the landlord, (i) notice and right to cure to lessee’s lender, (ii) a pledge and mortgage of the leasehold interest, and (iii) recognition of a foreclosure of the leasehold interest including no prohibition on entering into a new lease with the lender.
“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Authorization Act, 49 U.S.C. § 5101 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials in violation of any Environmental Law, (c) the Release or threatened Release of any Hazardous Materials into the environment in violation of any Environmental Law, or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“Equity Percentage” means the aggregate ownership percentage of Borrower and its Subsidiaries in each Unconsolidated Affiliate, which shall be calculated as follows: (a) for inclusion in Indebtedness, Borrower’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) for all other purposes, the greater of (i) Borrower’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (ii) Borrower’s economic ownership interest in the Unconsolidated Affiliate, reflecting Borrower’s share of income and expenses of the Unconsolidated Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (g); and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extension Request” has the meaning set forth in Section 2.19.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Finance, Sales-Type and Direct Financing Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance, sales-type or direct financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Financial Officer” means the vice president of capital markets, the chief financial officer, chief accounting officer, treasurer or controller of the Borrower.
“Fixed Charge Coverage Ratio” means the ratio of (a) the Borrower’s EBITDA for the immediately preceding four (4) calendar quarters less the Capital Expenditure Reserve for such period; to (b) all of the principal due and payable and principal paid on the Borrower’s Indebtedness (excluding balloon payments of principal due at the stated maturity of such Indebtedness, and any full or partial loan prepayments prior to the stated maturity thereof), plus all of the Borrower’s Interest Expense, plus the aggregate of all cash dividends payable on the Borrower’s or any of its Subsidiaries’ preferred stock, in each case for the period used to calculate EBITDA, all of the foregoing calculated without duplication.
“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision) or any successor or similar authority to any of the foregoing.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, and shall not include guaranties or contingent liabilities under operating leases customarily undertaken or incurred by Borrower or any Subsidiary in the ordinary course of business as either landlord or tenant.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Historical Value” means the recorded book value, before consideration of accumulated depreciation, of Real Property, including improvements, ordinary related purchase transaction costs, and the cost of capital improvements (including construction costs for property under construction or development) made by the Borrower, less any provision for losses, all determined in accordance with GAAP.
“IBA” has the meaning set forth in Section 1.05.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others based on the amount guaranteed by such Person, (h) all Finance, Sales-Type and Direct Financing Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations contingent or otherwise, of such Person with respect to any Hedging Agreements (calculated on a mark-to-market basis as of the reporting date), however, in the case of more than one Hedging Agreement with the same counterparty, the obligation shall be netted, (l) payments received in consideration of sale of an ownership interest in Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person, and (m) all TIF liabilities characterized as debt by GAAP, less the amount of any of the identical TIF obligations that are owned by the obligor under such TIF liabilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Indebtedness for the Borrower’s Unconsolidated Affiliates.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Industrial Property” means Real Property that is used primarily for service center/light industrial/bulk warehouse (not heavy manufacturing) purposes.
“Ineligible Institution” has the meaning set forth in Section 9.04(b).
“Information” has the meaning assigned to it in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
“Interest Expense” means all of a Person’s paid, accrued or capitalized interest expense on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but not non-cash interest expense on convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Borrower’s Unconsolidated Affiliates.
“Interest Payment Date” means (a) with respect to any ABR Loan the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date, and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and the Maturity Date.
“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending (i) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, (ii) seven or fourteen days thereafter, to the extent available, for no more than three (3) Eurodollar Revolving Borrowings outstanding at one time, or (iii) one day thereafter for Same Day Borrowings for no more than one (1) Same Day Borrowing outstanding at one time, as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than fourteen days or more than six months) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest

Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference in this Agreement to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.
“JPMC” means JPMorgan Chase Bank, N.A., in its individual capacity.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., U.S. Bank National Association, Wells Fargo Securities, LLC, and PNC Capital Markets LLC.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is $15,000,000 for JPMorgan Chase Bank, N.A. and $15,000,000 for Bank of America, N.A. If an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, such Issuing Bank’s Letter of Credit Commitment shall be the amount set forth in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, finance, sales-type or direct financing lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Notes and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Major Acquisition” means (i) any single acquisition of a Person or assets by Borrower that has a gross purchase price equal to or greater than ten percent (10.0%) of the then Total Asset Value (without giving effect to the acquisition), or (ii) one or more acquisitions of one or more Persons or assets by Borrower in any two (2) consecutive calendar quarters which in the aggregate have a gross purchase price equal to or greater than ten percent (10.0%) of the Total Asset Value (without giving effect to the acquisition).

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Credit Parties (as a whole) to perform their obligations under the Loan Documents, or (c) the rights of or benefits available to the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Non-recourse Debt), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the other Credit Parties in an aggregate principal amount exceeding $25,000,000.
“Maturity Date” means March 30, 2024, as such date may be extended in accordance with Section 2.19.
“Maximum Rate” has the meaning set forth in Section 9.13.
“Minority Subsidiary” means a Subsidiary whose accounts would be consolidated with those of its parent (as defined in the definition of Subsidiary) as provided in the definition of Subsidiary, but the parent owns securities or other ownership interests representing less than 50% of the equity or less than 50% of the ordinary voting power or, in the case of a partnership, less than 50% of the general partnership interests.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage Notes” means mortgages and notes receivable secured by valid and enforceable first priority liens on real estate.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Operating Income” means, for any income producing operating Real Property, the difference between (a) any rentals (other than those paid or payable other than in cash), proceeds and other income received from such property, including all pass-through reimbursables (to the extent the expense being reimbursed is included as an expense in clause (b) below) and percentage rent (but excluding security or other deposits, early lease termination or other penalties, or other income of a non-recurring nature) during the determination period, less (b) an amount equal to all costs and expenses (excluding interest expense, income taxes and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period; provided, however, that the amount for the expenses for the management of a property included in clause (b) above shall be set at three percent (3%) of the amount provided in clause (a) above. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower’s Unconsolidated Affiliates.

“Net Secured Cash Amount” has the meaning set forth in the definition of Secured Debt to Total Asset Value Ratio.
“Net Unrestricted Cash Amount” has the meaning set forth in the definition of Debt to Total Asset Value Ratio.
“Non-recourse Debt” means any Indebtedness the payment of which the Borrower or any of its Subsidiaries is not obligated to make other than to the extent of any security therefor and customary carve-outs, including, without limitation, fraud, criminal activity, misapplication of funds, ad valorem taxes and environmental matters.
“Note” means a promissory note in the form attached hereto as Exhibit C payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day, and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“Occupancy Level” means the occupancy level of a Real Property that is leased to bona fide tenants not Affiliates of any Credit Party or the subject property manager (or any of their respective Affiliates) paying rent under written leases, based on the square feet of occupancy at the time of determination.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning set forth in Section 9.04(c).
“Participant Register” has the meaning set forth in Section 9.04(c).
“Patriot Act” has the meaning set forth in Section 9.15.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, workers’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.05;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (excluding any Liens imposed by ERISA);
(d)    deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts and similar obligations, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(f)    easements, outstanding mineral and royalty interests, building setback lines, maintenance liens, use restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    uniform commercial code protective filings with respect to personal property leased to the Borrower or any Subsidiary; and
(h)    landlords’ liens for rent not yet due and payable;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness consisting of borrowed money, other than liens permitted under Section 6.01(c) hereof.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or from Moody’s of A2/P2 or better;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    investments in Subsidiaries and Unconsolidated Affiliates made in accordance with this Agreement;
(f)    investments in obligations of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, with the highest credit rating obtainable from S&P or from Moody’s;
(g)    investments in other real estate investment trusts; and

(h)    investments in TIF obligations issued solely to finance Real Property owned by the Borrower, Subsidiaries or Unconsolidated Affiliates.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 9.17.
“Qualified Real Property” means Real Property that (a) is not subject to a Lien in any manner, other than Permitted Encumbrances, (b) is not subject to or affected by any limiting agreement described in Section 6.06(a), and (c) is owned by the Borrower, or is owned by a Person that does not have any Indebtedness other than Non-recourse Debt.
“Real Property” means, collectively, all interest in any land and improvements located thereon (including Eligible Ground Leases and direct financing leases of land and improvements owned by a Person), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by any Person.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Remedial Action” means all actions, including without limitation any capital expenditures, required or necessary to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger public health or the environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned or leased by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Retail Property” means Real Property other than undeveloped land that is used primarily as a retail shopping center, which may include ancillary uses such as office, medical and restaurant uses.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Same Day Borrowing” has the meaning set forth in Section 2.03.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, the United Nations Security Council, the European Union or any EU member state, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Secured Debt” means the Indebtedness of the Borrower and any of its subsidiaries secured by a Lien, and (without duplication) any Indebtedness (secured and unsecured) of any Subsidiary of the Borrower.
“Secured Debt to Total Asset Value Ratio” means the ratio (expressed as a percentage) of Secured Debt (net of cash and cash equivalents not subject to a Lien or negative pledge or otherwise restricted, in excess of $35,000,000 to the extent there is an equivalent amount of Secured Debt maturing within two (2) years (the “Net Secured Cash Amount”)) to Total Asset Value.
“Stabilization Date” means, with respect to a property, the earlier of (a) eighteen (18) months after substantial completion of new construction or development, or (b) the first date the Occupancy Level is at least ninety percent (90%).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
“Supported QFC” has the meaning set forth in Section 9.17.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“TIF” means tax increment financing issued by a Governmental Authority chartered in the United States of America backed by dedicated tax increments.
“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of Borrower’s Real Property; plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits of the Borrower, less the Net Unrestricted Cash Amount (but only in the case of a calculation of the Debt to Total Asset Value Ratio) or the Net Secured Cash Amount (but only in the case of a calculation of the Secured Debt to Total Asset Value Ratio); plus (c) investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Real Property, valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate; plus (d) loans, advances and extensions of credit that are not then in default (calculated on the book value of the investment in accordance with GAAP) (but the amount of same that are not loans to Affiliates of the Borrower that are Mortgage Notes or used to purchase TIF obligations may not exceed five percent (5%) of Total Asset Value inclusive of such amount); plus (e) the result of multiplying (i) Borrower’s aggregate gross asset management and property management income for the immediately preceding six (6) calendar months multiplied by two (2), by (ii) five (5), provided, however, that such amount may not exceed five percent (5%) of Total Asset Value inclusive of such amount; plus (f) investments (having maturity dates in excess of 90 days) in financial instruments, investment grade corporate or municipal bonds, non-investment grade corporate or municipal bonds, and expressly including Borrower’s investment in the Sheridan Redevelopment Agency Subordinate Tax Increment Refunding Revenue Bond Taxable Series 2011B-1 and Series 2011B-2. Total Asset Value for items (a) through (f) above shall be calculated on a consolidated basis in accordance with GAAP. For the purposes of calculating Total Asset Value, (x) the aggregate value of Real Property under construction or development (to include Real Property subject to unconditional purchase contracts), investments in Unconsolidated Affiliates, loans to Affiliates of the Borrower that are Mortgage Notes or used to purchase TIF obligations, other loans and undeveloped land may not exceed thirty percent (30%) of Total Asset Value inclusive of such amount, (y) the value of Real Property (not including undeveloped land) that is not Retail Property or mixed-use Real Property may not exceed fifteen percent (15%) of Total Asset Value inclusive of such amount, and (z) the value of investments described in clause (f) above may not exceed five percent (5%) of Total Asset Value inclusive of such amount.
“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Unconsolidated Affiliate” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would not be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
“Unencumbered Interest Coverage Ratio” means the ratio of (a) the Adjusted Net Operating Income for Qualified Real Property for the immediately preceding four (4) calendar quarters (and solely for the purposes of this definition, including Adjusted Net Operating Income for Qualified Real Property owned by Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Real Property, based on the Equity Percentage of Adjusted Net Operating Income for such Unconsolidated Affiliates), to (b) the Borrower’s Interest Expense on all of the Borrower’s Indebtedness other than Secured Debt for the period used to calculate Adjusted Net Operating Income.
“Unencumbered Value Ratio” means the ratio (expressed as a percentage) of (a) Borrower’s Indebtedness other than Secured Debt to (b) the sum of (without duplication) the aggregate Value of all of Borrower’s Qualified Real Property plus investments in Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Real Property, valued at an amount equal to the Value of each Unconsolidated Affiliate’s Qualified Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate (with Value for the purposes of this ratio not including (i) Real Property that is under construction and development or that is undeveloped land in excess of fifteen percent (15%) of Value inclusive of such amount, and (ii) Real Property that is not owned by Borrower or a wholly-owned Subsidiary of Borrower in excess of twenty percent (20%) of Value inclusive of such amount.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 9.17.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(iv).
“Value” means the sum of the following:
(a)    for Real Property that has reached the Stabilization Date and that Borrower or Subsidiary of Borrower has owned for all of the immediately preceding eighteen (18) calendar months, and for any Real Property project (but not a portion thereof) that Borrower or a Subsidiary of Borrower has owned for at least six (6) calendar months that is described in clause (b) of this definition but which Borrower elects to include (which shall be an irrevocable decision) in this clause (a), the result of dividing (i) the aggregate Net Operating Income of the subject property based on the immediately preceding six (6) calendar months and multiplied by two (2), less the Capital Expenditure Reserve for such property, by (ii) (A) in the case of a multifamily property, six percent (6%) or (B) in the case of any subject property other than a multifamily property, six and three-fourths percent (6.75%); plus
(b)    for Real Property that is completed but (i) has not reached the Stabilization Date or (ii) has not been owned by Borrower or a Subsidiary of Borrower for all of the immediately preceding eighteen (18) calendar months, the Historical Value of the subject property, provided, however, that such aggregate amount (not including Real Property that Borrower or a Subsidiary of Borrower has owned for less than six (6) calendar months) included in Total Asset Value may not exceed ten percent (10%) of Total Asset Value before inclusion of such amount; plus
(c)    for Real Property that is under construction or development, the Historical Value of the subject property; plus
(d)    for Real Property that is undeveloped land, and for Real Property that is the Borrower’s corporate offices owned in fee by the Borrower, currently located at 2600 Citadel, Houston, Texas, the Historical Value of the subject property.
In calculating Value, if the Real Property is not owned by the Borrower or a wholly-owned Subsidiary but the Borrower or a Subsidiary guarantees Indebtedness secured by such Real Property, the Value of the applicable Real Property will be based on the percentage of the Indebtedness that is guaranteed and recorded in accordance with GAAP so long as the guaranty is senior in right of payment to any equity interest of an owner.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting

Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Without limiting the generality of the foregoing, (i) leases shall continue to be classified and accounted for on a basis consistent with that under GAAP as of the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes as provided for above and (ii) Administrative Agent and Lenders recognize that the Borrower changed its method of accounting from the pro rata method of accounting to the full consolidation method of accounting for financial accounting purposes, in accordance with GAAP. Notwithstanding such change, the Borrower shall continue to calculate compliance with the financial covenants in this Agreement based on the pro rata method of accounting prior to the change, and shall prepare footnotes to each Compliance Certificate required to be delivered under this Agreement that indicate which method was used for a particular covenant calculation.
SECTION 1.05.     Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early-Opt-In Election, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.13(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans or, when applicable, the ABR Loans, is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.06.     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 1.07.     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08.     Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II
The Credits
SECTION 2.01.     Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of any prepayment pursuant to Section 2.10) in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.     Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably (based on the total Commitments of Lenders that are not Defaulting Lenders) in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings (both Revolving and Competitive) outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.     Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. The Borrower may request a same day Revolving Borrowing (“Same Day Borrowing”) so long as the Borrower notifies the Administrative Agent of such request by telephone no later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in the form of Exhibit D attached hereto and hereby made a part hereof and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)
in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided, however, that if a Same Day Borrowing, the Interest Period shall be one (1) day; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Revolving Borrowing is specified in the Borrowing Request, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.     Competitive Bid Procedure.
(a)    Wherever and for so long as the Borrower’s Index Debt rating is in Category 4 (as referenced in the definition of Applicable Rate) or better, and subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans up to an aggregate principal amount outstanding at any one time equal to 50% of the aggregate Commitments for Revolving Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments for Revolving Loans. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, four (4) Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three (3) Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five (5) Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn by the Borrower or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Competitive Bid Request in the form of Exhibit E attached hereto and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv)	the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy or electronic mail, inviting the Lenders to submit Competitive Bids.
(b)    Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy or electronic mail, in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places), and (iii) the Interest Period applicable to each such Loan and the last day thereof.
(c)    The Administrative Agent shall promptly notify the Borrower by telecopy or electronic mail of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
(d)    Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by facsimile in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:30 a.m., New York City time, three (3) Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.
(e)    The Administrative Agent shall promptly notify each bidding Lender by telecopy or electronic mail whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
(f)    If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.
SECTION 2.05.     Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Subsidiary, and in such event the Borrower shall be obligated under this Agreement and under such Letter of Credit as if the Borrower were the named account party and such Letter of Credit shall create LC Exposure), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or deliver via telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure for an Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments, (iii) no more than ten (10) Letters of Credit shall be outstanding, and (iv) the face amount of the subject Letter of Credit shall not be less than $50,000. Promptly upon the issuance, increase or extension of a Letter of Credit, the Administrative Agent shall advise each Lender of the details thereof.
An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(c)    Expiration Date. Each Letter of Credit shall expire not later than the close of business on the date that is ten (10) days prior to the Maturity Date (including the extension period provided in Section 2.19 so long as the Borrower remains qualified to exercise the extension). At least ten (10) days prior to the Maturity Date (as same may be extended pursuant to Section 2.19), any Letter of Credit that will expire after the Maturity Date must be secured by cash collateral as provided in Section 2.05(j).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Letters of credit referred to on Schedule 2.05(d) have previously been issued by JPMC under a previous loan agreement by and between JPMC and other banks, as lenders, and Borrower. Without the necessity for any reissuance, such letters of credit shall be deemed issued under this Agreement as “Letters of Credit” by JPMC as of the Effective Date hereof, and, with respect to such letters of credit, JPMC shall have all the rights and obligations of the Issuing Bank under this Agreement.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the Business Day that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall promptly notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement and Resignation of an Issuing Bank.
(i)    The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. If the credit rating of the Issuing Bank has been downgraded so that the Issuing Bank no longer satisfies the requirements of the beneficiary of a Letter of Credit, then the Borrower has the right to replace the Issuing Bank as the issuer of that Letter of Credit with a successor Issuing Bank (with the consent of the successor Issuing Bank) which must be a Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, or (ii) any Letter of Credit will expire after the Maturity Date as allowed by Section 2.05(c), then at least ten (10) days before the Maturity Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or because the Letter of Credit will expire after the Maturity Date, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived, or after the Maturity Date has been extended, respectively.
(k)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.06.     Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to the corresponding Loan made to the Borrower. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such

Borrowing. A Defaulting Lender shall also make the payments required by the last paragraph of Section 2.20.
SECTION 2.07.     Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of seven days’ duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Revolving Borrowing with an Interest Period of seven days’ duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08.     Termination, Reduction and Increase of Commitments.
(a)    Unless previously terminated by the Administrative Agent in accordance with this Agreement, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may only reduce the Commitments without the prior written consent of the Administrative Agent and all of the Lenders in the following circumstances: the Borrower may from time to time prior to the Maturity Date reduce the Commitments, provided that each reduction in the Commitments shall be in an amount that is an integral multiple of $5,000,000 and the total Commitments may not be reduced to less than $200,000,000. The Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments as reduced.
(c)    The Borrower shall notify the Administrative Agent of any election to reduce the Commitments under Section 2.08(b) at least five (5) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any reduction of the Commitments shall be permanent. Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d)    So long as the Borrower is not then in Default and so long as the Borrower has not reduced the Commitment pursuant to Section 2.08(b), the Borrower may on two (2) occasions prior to three (3) years after the date of this Agreement, request that the aggregate Commitments be increased, so long as the aggregate Commitments do not exceed Eight Hundred Fifty Million Dollars ($850,000,000.00) (the “Maximum Commitment”). If the Borrower requests that the aggregate Commitments be increased, the Administrative Agent shall use commercially reasonable efforts to obtain increased or additional commitments up to the Maximum Commitment, and to do so the Administrative Agent may, after first offering the Lenders the opportunity to participate in the increased Commitments, obtain additional lenders of its choice (and approved by Borrower, such approval not to be unreasonably withheld or delayed), and without the necessity of approval from any of the Lenders. The Borrower shall execute an amendment to this Agreement, additional Notes and other documents as the Administrative Agent may reasonably require to evidence the increase of the Commitments, and the admission of additional Persons as Lenders, if necessary. At the same time that the Borrower requests an increase in the Commitments, it may also request that the increase be in the form of a term loan with all principal due on a date no earlier than five (5) years after the date of this Agreement. Such term loans may not be reborrowed after any prepayment or payment, and shall not be part of the Commitment for Revolving Loans.
SECTION 2.09.     Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan. The Loans shall be evidenced by the Notes; provided, however, that upon written request of any Lender, its Loans will be evidenced by this Agreement and a Note will not be executed in favor of such Lender. Except as set forth in the immediately preceding sentence, the Revolving Loans shall be evidenced by Revolving Notes executed by the Borrower, one to each Lender for such Lender’s Commitment. Except as set forth above, the Competitive Loans shall be evidenced by Competitive Notes executed by the Borrower to each Lender, with each such Competitive Note being in the original principal sum of $250,000,000.00, which is the maximum principal amount of Competitive Loans that can be outstanding at any one time in the aggregate under this Agreement. Borrower’s liability to each Lender under its Competitive Note shall not exceed the principal amount advanced by such Lender as a Competitive Loan.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.10.     Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section, and subject to Section 2.15, if applicable; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.
(b)    The Borrower shall notify the Administrative Agent by telephone of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(c)    In connection with the prepayment of any Loan prior to the expiration of the Interest Period applicable thereto, the Borrower shall also pay any applicable expenses pursuant to Section 2.15.
(d)    Amounts to be applied to the prepayment of Loans pursuant to any of the preceding subsections of this Section shall be applied, first, to reduce outstanding ABR Loans and next, to the extent of any remaining balance, to reduce outstanding Eurodollar Loans. Each such prepayment shall be applied to prepay ratably the Loans of the Lender.
SECTION 2.11.     Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Facility Fee Rate referenced in the definition of Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, in the amount of 0.10% of the face amount of each Letter of Credit, as well as the Issuing Bank’s standard administrative fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Fronting fees shall be payable in full in advance on the date of the issuance, or renewal or extension of each Letter of Credit, and are not refundable. JPMC shall not charge a fronting fee for Letters of Credit issued under this Agreement to replace or extend the letters of credit listed on Schedule 2.05(d). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
(e)    In the event that the Maturity Date is extended in accordance with the terms of Section 2.19, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee for each six month extension equal to 0.0625% of the aggregate Revolving Credit Exposure on the first effective day of each extension.
SECTION 2.12.     Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the lesser of (x) the Alternate Base Rate plus the Applicable Rate, or (y) the Maximum Rate.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the lesser of (x) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (y) the Maximum Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the lesser of (x) the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan, or (y) the Maximum Rate.
(c)    Each Fixed Rate Loan shall bear interest at the lesser of (i) the Fixed Rate applicable to such Loan or (ii) the Maximum Rate.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (x) 2% plus the rate otherwise applicable to such Loan as provided in paragraphs (a), (b) and (c) of this Section, or (y) the Maximum Rate, or (ii) in the case of any other amount, the lesser of (x) 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, or (y) the Maximum Rate.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13.     Alternate Rate of Interest.
(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)    the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that (i) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making, converting, continuing or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, and (ii) such fact is generally applicable to its loans of this type to similar borrowers, as evidenced by a certification from such Lenders;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing, and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby, and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, however, that Administrative Agent will not implement any such Benchmark Replacement Conforming Changes prior to consultation with Borrower with respect thereto.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark

Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective.
(f)    Notwithstanding the foregoing provisions of this Section 2.13 or anything in any other Loan Document to the contrary, any Benchmark Replacement and Benchmark Replacement Adjustment agreed upon by the Administrative Agent and the Borrower and any Benchmark Replacement Conforming Changes shall be generally on terms no less favorable to the Borrower than corresponding terms included in similar facilities for similarly situated borrowers in general, but not necessarily all such borrowers in transactions in which JPMorgan Chase Bank, N.A. serves as administrative agent; provided, further, that nothing herein shall obligate the Administrative Agent to disclose any information regarding other borrowers or facilities.
SECTION 2.14.     Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing, converting, continuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than sixty (60) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.
SECTION 2.15.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b)), (d) the failure to borrow any Competitive Loan after accepting the Competitive

Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.16.     Taxes.
(a)    Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.16, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c), and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F‑4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.17.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Chicago, Illinois, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. If the Administrative Agent receives a payment for the account of a Lender prior to 1:00 p.m., New York City time, such payment must be delivered to the Lender on the same day and if it is not so delivered due to the fault of the Administrative Agent, the Administrative Agent shall pay to the Lender entitled to the payment interest thereon for each day after payment should have been received by the Lender pursuant hereto until the Lender receives payment, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower and without interest on such sums (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18.     Mitigation Obligations; Replacement of Lenders.
(a)    Each Lender and the Issuing Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Person to compensation pursuant to Sections 2.14 and 2.16 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Person shall not be liable for the failure to provide such notice. If any Lender or the Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any such Person or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans and Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.19.     Extension.
(a)    Subject to the provisions of this Section, the Borrower may extend the Maturity Date two (2) times for six (6) months each time by giving written request therefor (each an “Extension Request”) to the Administrative Agent of the Borrower’s desire to extend such term, at least ninety (90) days and no more than one hundred fifty (150) days prior to the then existing Maturity Date.
(b)    If the Maturity Date is extended, all of the other terms and conditions of this Agreement and the other Loan Documents (including interest payment dates) shall remain in full force and effect and unmodified, except as expressly provided for herein. The extension of the Maturity Date is subject to the satisfaction of each of the following additional conditions for each six-month extension:
(i)    the representations and warranties of each Credit Party set forth in this Agreement or any other Loan Document to which such Credit Party is a signatory shall be true and correct in all material respects on the date that the Extension Request is given to the Administrative Agent and on the first day of the extension (except to the extent such representations and warranties relate to a specified date);
(ii)    no Default or Event of Default has occurred and is continuing on the date on which the Borrower gives the Administrative Agent the Extension Request or on the first day of the extension;
(iii)    the Borrower shall be in compliance with all of the financial covenants set forth in Article V hereof both on the date on which the Extension Request is given to the Administrative Agent and on the first day of the extension;
(iv)    the Borrower shall have paid to the Administrative Agent all amounts then due and payable to any of the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents (other than principal and interest to be included in the amounts extended), including the extension fee described in Section 2.11(e) hereof;
(v)    the Borrower shall pay for any and all reasonable out-of-pocket costs and expenses, including, reasonable attorneys’ fees and disbursements, incurred by the Administrative Agent in connection with or arising out of the extension of the Maturity Date;
(vi)    no change in the business, assets, management, operations or financial condition of any Credit Party shall have occurred since the most recent funding of any Loan, which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect;

(vii)    the Borrower shall execute and deliver to the Administrative Agent such other documents, financial statements, instruments, certificates, opinions of counsel, reports or amendments to the Loan Documents as the Administrative Agent shall reasonably request regarding the Credit Parties as shall be necessary to effect such extension; and
(viii)    a written agreement evidencing the extension is signed by the Administrative Agent, the Lenders, the Credit Parties and any other Person to be charged with compliance therewith, which agreement such parties agree to execute if the extension conditions set forth above have been satisfied.
SECTION 2.20.     Defaulting Lenders. If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the other Lenders, the Borrower or any other party at law or in equity, and not as a limitation thereof,
(i)    such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement and the other Loan Documents shall be suspended during the pendency of such failure or refusal;
(ii)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11;
(iii)    the Commitment and the Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
(iv)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, and in satisfaction of any such payment obligation, be retained by Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (a) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (b) second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, (c) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (d) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (e) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (f) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender;
(v)    provided there is no Default or Event of Default then existing, if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(1)    all or any part of such LC Exposure shall be reallocated among the non-defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-defaulting Lenders’ Commitments;
(2)    if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(3)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Paragraph, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(4)    if the LC Exposure of the non-defaulting Lenders is reallocated pursuant to this Paragraph, then the fees payable to the Lenders pursuant to Section 2.11 shall be adjusted in accordance with such non-defaulting Lenders’ Applicable Percentages; or
(5)    if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Paragraph, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and
(vi)    so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with this Paragraph, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-defaulting Lenders in a manner consistent with this Paragraph (and Defaulting Lenders shall not participate therein).

A Defaulting Lender’s rights to participate in Lender decision-making and to fully participate in payments due from Borrower shall be restored only upon the payment by such Defaulting Lender of the amounts as to which it is delinquent, and any damages suffered by Borrower as a result of such Defaulting Lender’s default hereunder (including, without limitation, interest on any portion of draw requests funded by Borrower with equity at the Prime Rate plus three percent (3%) per annum).
(i)    The non-defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), the Defaulting Lender’s Commitment to fund future Loans (the “Future Commitment”). Upon any such purchase of the Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Each Defaulting Lender shall indemnify the Administrative Agent and each non-defaulting Lender from and against any and all loss, damage or expenses, including, but not limited to, reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-defaulting Lender, on account of a Defaulting Lender’s failure to timely perform its obligations under the Loan Documents.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders, the Administrative Agent and the Issuing Bank that:
SECTION 3.01.     Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.     Authorization; Enforceability. The Transactions are within the trust, corporate, partnership or limited liability company powers (as applicable) of the respective Credit Parties and have been duly authorized by all necessary corporate, partnership or limited liability company action. This Agreement and the Loan Documents have been duly executed and delivered by each Credit Party which is a party thereto and constitute the legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any of the Borrower’s Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of the Borrower’s Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of the Borrower’s Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party or any of the Borrower’s Subsidiaries.
SECTION 3.04.     Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders financial statements as of and for the fiscal year ended December 31, 2018 reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments.
(b)    Since December 31, 2018 there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.
SECTION 3.05.     Properties.
(a)    Subject to Liens permitted by Section 6.01, each of the Borrower and its Subsidiaries has title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the Borrower’s business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(c)    All components of all improvements included within the Real Property owned or leased, as lessee, by any Credit Party, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property owned or leased by any Credit Party are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, and no Credit Party has any knowledge of any factor or condition that reasonably could be expected to result in the termination or material impairment of the furnishing thereof, subject to such exceptions which are not likely to have, in the aggregate, a Material Adverse Effect. No improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property owned or leased by the Borrower or its Subsidiaries, other than for access provided pursuant to a recorded easement or other right of way establishing the right of such access subject to such exceptions which are not likely to have, in the aggregate, a Material Adverse Effect.
(d)    All franchises, licenses, authorizations, rights of use, governmental approvals and permits (including all certificates of occupancy and building permits) required to have been issued by Governmental Authority to enable all Real Property owned or leased by Borrower or any of its Subsidiaries to be operated as then being operated have been lawfully issued and are in full force and effect, other than those which the failure to obtain in the aggregate could not be reasonably expected to have a Material Adverse Effect. No Credit Party is in violation of the terms or conditions of any such franchises, licenses, authorizations, rights of use, governmental approvals and permits, which violation would reasonably be expected to have a Material Adverse Effect.
(e)    None of the Credit Parties has received any notice or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking at any such owned or leased Real Property or of any sale or other disposition of any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof in lieu of condemnation, which in the aggregate, are reasonably likely to have a Material Adverse Effect.
(f)    Except for events or conditions not reasonably likely to have, in the aggregate, a Material Adverse Effect, (i) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty, and (ii) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Government Authorities or any area identified by the insurance industry or other experts acceptable to the Administrative Agent as an area that is a high probable earthquake or seismic area, except as set forth on Schedule 3.05(f).
SECTION 3.06.     Intellectual Property. To the knowledge of each Credit Party, such Credit Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Credit Party, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Credit Party with respect to the operation of any Real Property, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Credit Party, is pending or threatened, the outcome of which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.     Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Credit Party or any of the Borrower’s Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)    to the knowledge of the Credit Parties, all Real Property leased or owned by Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material, except to the extent such contamination could not reasonably be expected to cause a Material Adverse Effect;
(ii)    to the knowledge of the Credit Parties, the operations of Borrower and its Subsidiaries, and the operations at the Real Property leased or owned by Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance could not reasonably be expected to cause a Material Adverse Effect;
(iii)    neither the Borrower nor any of its Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of each Credit Party, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;
(iv)    neither the Real Property currently leased or owned by Borrower nor any of its Subsidiaries, nor, to the knowledge of any Credit Party, (x) any predecessor of any Credit Party, nor (y) any of Credit Parties’ Real Property owned or leased in the past, nor (z) any owner of Real Property leased or operated by Borrower or any of its Subsidiaries, are subject to any outstanding written order or contract, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Credit Party has been given notice respecting (A) Environmental Laws, (B) Remedial Action, or (C) the Release or threatened Release of any Hazardous Material, in each case, except to the extent such written order, contract or investigation could not reasonably be expected to have a Material Adverse Effect;
(v)    none of the Credit Parties are subject to any pending legal proceeding alleging the violation of any Environmental Law nor, to the knowledge of each Credit Party, are any such proceedings threatened, in either case, except to the extent any such proceedings could not reasonably be expected to have a Material Adverse Effect;

(vi)    neither the Borrower nor any of its Subsidiaries nor, to the knowledge of each Credit Party, any predecessor of any Credit Party, nor to the knowledge of each Credit Party, any owner of Real Property leased by Borrower or any of its Subsidiaries, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in each case, except to the extent such Release of Hazardous Material could not reasonably be expected to have a Material Adverse Effect;
(vii)    none of the operations of the Borrower or any of its Subsidiaries or, to the knowledge of each Credit Party, of any owner of premises currently leased by Borrower or any of its Subsidiaries or of any tenant of premises currently leased from Borrower or any of its Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws, except to the extent the same could not readily be expected to have a Material Adverse Effect; and
(viii)    to the knowledge of the Credit Parties, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Real Property leased or owned by Borrower or any of its Subsidiaries, or any of their predecessors (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material.
(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.08.     Compliance with Laws and Agreements. Each of the Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.09.     Investment Company Status. Neither any of the Credit Parties nor any of the Borrower’s Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.10.     Taxes. Each Credit Party and each of the Borrower’s Subsidiaries that Borrower Controls has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.12.     Disclosure. The Borrower has disclosed or made available to the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Credit Party, or any of its Subsidiaries is subject, and all other matters known to it, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Confidential Information Memorandum dated September, 2019 prepared by the Administrative Agent in conjunction with the Borrower, nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.13.     Insurance. The Borrower has provided to the Administrative Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date all insurance policies and programs currently in effect with respect to the assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.06) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Borrower and its Subsidiaries.
SECTION 3.14.     Subsidiaries. As of the Effective Date, the Borrower has only the Subsidiaries listed on Schedule 3.14 attached hereto. Each of the Borrower’s Subsidiaries that is a corporation other than Weingarten Investments Inc. is a “qualified REIT subsidiary” under Section 856 of the Code.
SECTION 3.15.     Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
SECTION 3.16.     EEA Financial Institution. Neither the Borrower nor any other Credit Party is an EEA Financial Institution.
SECTION 3.17.     Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.18.     Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
ARTICLE IV
Conditions
SECTION 4.01.     Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of this Agreement and all other Loan Documents to which it is party signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of the Loan Documents, together with copies of all Loan Documents.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Winstead PC, counsel for the Borrower, covering such matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)    The Administrative Agent shall have received a Compliance Certificate, dated the date of this Agreement (but calculated as of, and for the period ending, September 30, 2019) and signed by a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent.
(e)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of each Credit Party set forth in this Agreement or in any other Loan Document shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    With respect to (i) any requested Borrowings, the Borrower shall have complied with Section 2.03 or Section 2.04, as applicable, and (ii) the request for the issuance, amendment, renewal or extension of any Letters of Credit, the Borrower shall have complied with Section 2.05(b).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.     Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (the “Compliance Certificate”) in the form of Exhibit B attached hereto;
(d)    promptly after the same become publicly available for Forms 10-K and 10-Q described below, and upon written request for items other than Forms 10-K and 10-Q described below, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission (including registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents)), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e)    promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
(f)    concurrently with any delivery of financial statements under clause (a) above (or earlier if prepared and completed earlier by the Borrower) a current capital plan of the Borrower and its Subsidiaries (based on the Borrower’s good faith estimates and projections) for the next four (4) calendar quarters including projected sources and uses of funds (including dividend and debt payments); and
(g)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
The Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b), along with the Loan Documents, available to Public-Siders, and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

SECTION 5.02.     Financial Tests. The Borrower shall have and maintain, on a consolidated basis in accordance with GAAP:
(a)    a Secured Debt to Total Asset Value Ratio no greater than thirty-five percent (35%) at all times;
(b)    a Fixed Charge Coverage Ratio of not less than 1.50:1.00 at all times;
(c)    an Unencumbered Interest Coverage Ratio of not less than 1.75:1.00 at all times;
(d)    an Unencumbered Value Ratio no greater than sixty percent (60%) at all times; provided that said ratio may increase to sixty-five percent (65%) for up to four (4) consecutive calendar quarters ending immediately following a Major Acquisition; and
(e)    a Debt to Total Asset Value Ratio no greater than sixty percent (60%) at all times; provided that said ratio may increase to sixty-five percent (65%) for up to four (4) consecutive calendar quarters ending immediately following a Major Acquisition.
SECTION 5.03.     Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after it becomes aware of same:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.04.     Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries that it Controls to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02. The Borrower will maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the NASDAQ Stock Market.
SECTION 5.05.     Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries that it Controls to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06.     Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries that it Controls to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are set forth in the schedule provided pursuant to Section 3.13, or as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.07.     Books and Records; Inspection Rights.
(a)    The Borrower will, and will cause each of its Subsidiaries that it Controls to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.
(b)    The Borrower will, and will cause each of its Subsidiaries that it Controls to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to rights of tenants, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.08.     Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries that it Controls to, comply with all laws, rules, regulations and orders of any Governmental Authority (a) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) required to maintain, and will at all times qualify as and maintain, its status as a real estate investment trust under Section 856(c)(1) of the Code. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09.     Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for general corporate purposes including acquisition, development and enhancement of Real Property. No part of the proceeds of any Loan will be used, whether directly or indirectly, for financing, funding or completing the hostile acquisition of publicly traded Persons or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.10.     Fiscal Year. Borrower shall maintain as its fiscal year the twelve (12)‑month period ending on December 31 of each year.
SECTION 5.11.     Environmental Matters.
(a)    Borrower shall comply and shall cause each of its Subsidiaries that it Controls and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)    If the Administrative Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Real Property owned or leased by Borrower or any of its Subsidiaries that it Controls, or Real Property adjacent to such Real Property, which could reasonably be expected to have a Material Adverse Effect, then Borrower agrees, upon request from the Administrative Agent, to provide the Administrative Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and the Required Lenders that any Credit Party or Real Property owned or leased by them is in material compliance with all applicable Environmental Laws.
(c)    Borrower shall, and shall cause each of its Subsidiaries that it Controls to, take such Remedial Action or other action as required by Environmental Law or any Governmental Authority.
SECTION 5.12.     Further Assurances. At any time upon the request of the Administrative Agent, Borrower will, promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Administrative Agent may reasonably request to evidence the Loans made hereunder and interest thereon in accordance with the terms of this Agreement.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.     Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or its Subsidiaries, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary, and (ii) such Lien shall secure only those obligations (whether present or future) set forth in the governing loan documents, as of the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
(c)    any Lien securing Indebtedness not prohibited by this Agreement.
SECTION 6.02.     Fundamental Changes.
(a)    The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries when taken as a whole, or all or substantially all of the stock of its Subsidiaries when taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, or consolidate with, the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person not a Credit Party may merge into, or consolidate with, any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary not a Credit Party may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary not a Credit Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary which is a Credit Party may merge into (or consolidate with) or liquidate or dissolve into, any other Subsidiary which is a Credit Party, and (vi) any Subsidiary which is a Credit Party may sell, transfer, lease or otherwise dispose of its assets to Borrower or to any other Subsidiary which is a Credit Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03.

(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
SECTION 6.03.     Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, not including receivables, deposits or prepaid items, except:
(a)    Permitted Investments;
(b)    investments in the capital stock of new or existing Subsidiaries and intercompany loans between or among the Borrower and/or its Subsidiaries;
(c)    investments in Unconsolidated Affiliates (valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate), and in other real estate investment trusts (at market value);
(d)    loans, advances and extensions of credit to Affiliates of the Borrower that are Mortgage Notes or are used to purchase TIF obligations;
(e)    loans, advances and extensions of credit that are not included in clause (d);
(f)    undeveloped land;
(g)    Real Property;
(h)    capital stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary; and
(i)    mergers, consolidations and other transactions permitted under Section 6.02, so long as same do not cause the Borrower to be in violation of any provision of this Section 6.03.
The loans and investments described above may be purchased or acquired, directly or indirectly, through partnerships, joint ventures, or otherwise.
SECTION 6.04.     Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.
SECTION 6.05.     Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate.
SECTION 6.06.     Restrictive Agreements. The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (including the organizational documents of such Person) that prohibits or restricts (a) the ability of the Borrower to create, incur or permit to exist any Lien upon, or sell, transfer or otherwise convey all or any part of, any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof, which are to the best of Borrower’s knowledge, identified on Schedule 6.06 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or other disposition of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, and (vi) clause (a) of the foregoing shall not apply to customary provisions in joint venture and partnership agreements, or other organizational documents, with Persons other than Borrower or its Affiliates restricting Liens on property owned thereby or on venture or partnership interests.
SECTION 6.07.     Government Regulation. The Borrower will not (a) be or become subject at any time to any legal requirement, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Administrative Agent or any Lender at any time to enable the Administrative Agent or any Lender to verify its identity or to comply with any applicable legal requirement, including, without limitation, Section 326 of the Patriot Act.
SECTION 6.08.     Prohibited Restricted Payments. During the existence of a Default or an Event of Default the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests (including any sinking fund or similar deposit), or any option, warrant or other right to acquire any such ownership interests (“Restricted Payment”), except (a) the minimum amount of Restricted Payments required to be made in other to maintain Borrower’s REIT status, and (b) dividends payable by the Borrower solely in additional shares of common stock.

ARTICLE VII
Events of Default
SECTION 7.01.     Events of Default. Each of the following events shall constitute an “Events of Default” under this Agreement:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of over three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article V or VI other than Sections 5.05, 5.06, 5.07(a), 5.08, and 5.11;
(e)    any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of over thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)    the principal of any Material Indebtedness is not paid when due, or the interest on any Material Indebtedness is not paid when due and, in either case, any grace period has expired, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any other Subsidiary, other than a Minority Subsidiary, of the Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any other Subsidiary, other than a Minority Subsidiary, of the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Credit Party or any other Subsidiary, other than a Minority Subsidiary, of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(i)    any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Credit Party, any other Subsidiary, other than a Minority Subsidiary, of the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year, or (ii) $10,000,000 for all periods; or
(l)    a Change in Control shall occur.
SECTION 7.02.     Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Sections 7.01(g) or 7.01(h)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:
(a)    terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
(c)    require that the Borrower provide cash collateral as required in Section 2.05(j); and
(d)    exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law.
If an Event of Default described in Sections 7.01(g) or 7.01(h) occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.03.     Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:
(a)    all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.11(c) payable to the Administrative Agent in its capacity as such);
(ii)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.05 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.05 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.03;
(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and
(b)    if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII
The Administrative Agent
SECTION 8.01.     Authorization and Action. (a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-

agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent unless such negligence or misconduct constitutes gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
(e)    None of any Syndication Agent, any Documentation Agent or any Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Credit Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02.     Administrative Agent’s Reliance, Indemnification, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03.     Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

As used herein, “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04.     The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.05.     Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. The Required Lenders (without consideration of Administrative Agent’s ownership interest in the Loans) may remove Administrative Agent immediately at any time it is determined that Administrative Agent has committed gross negligence or willful misconduct in the exercise of its duties hereunder. Upon any such resignation or removal, the Required Lenders shall have the right, with the approval of Borrower (provided no Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or removed Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring or removed Administrative Agent shall be discharged from its duties and obligations thereafter arising under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations thereafter arising hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.06.     Acknowledgements of Lenders and Issuing Banks. (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the

Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
SECTION 8.07.     Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to any collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and each Lead Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX
Miscellaneous
SECTION 9.01.     Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)    if to the Borrower, to it at 2600 Citadel Plaza Drive, P. O. Box 924111, Houston, Texas 77292, Attention: Steve Richter (Telecopy No. 713/866-6072) (Email Address: srichter@weingarten.com); with a copy to Weingarten Realty Investors, 2600 Citadel Plaza Drive, P. O. Box 924111, Houston, Texas 77292, Attention: Linda Kubena (Telecopy No. 713/880-6107) (Email Address: lkubena@weingarten.com; with a copy to Weingarten Realty Investors, 2600 Citadel Plaza Drive, P.O. Box 924111, Houston, Texas 77292, Attention: Kristen Seaboch (Telecopy No. 713/866-6981) (Email Address: kseaboch@weingarten.com); with a copy to Winstead PC, 600 Travis Street, Suite 5200, Houston, Texas 77002, Attention: Vincent Marino (Telecopy No. 713/650-2400) (Email Address: vmarino@winstead.com);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Mail Code: IL1-0958, Chicago, Illinois 60603, Attention of Manager, Real Estate Department (Email Address: elizabeth.r.johnson@jpmorgan.com) (Telecopy No. 312.325.5174 (Elizabeth Johnson)); with a copy to 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: c/s.reb.chicago@jpmchase.com) (Telecopy No. 312.385.7101);
(iii)    if to the Issuing Bank, as applicable: when JPMorgan Chase Bank, N.A., to it at 10 South Dearborn, Mail Code: IL1-0958, Chicago, Illinois 60603, Attention of Manager, Real Estate Department (Email Address: elizabeth.r.johnson@jpmorgan.com) (Telecopy No. 312.325.5174 (Elizabeth Johnson)); with a copy to 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: c/s.reb.chicago@jpmchase.com) (Telecopy No. 312.385.7101), and when Bank of America, N.A., to it at Bank of America, N.A., Global Trade Operations, One Fleet Way, 2nd Floor, Mail Code PA6-580-02-30, Scranton, Pennsylvania 18507 (Telephone No. 800/370-7519 and Telecopy No. 800/755-8743) (Email Address: scranton_standby_lc@bankofamerica.com; SWIFT Address: BOFAUS3N); and
(iv)    if to any other Lender, to it at its address (or facsimile number) set forth on the signature pages of this Agreement, or as provided to Borrower in writing by the Administrative Agent or the Lender.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02.     Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Subject to Section 2.13(b) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the aggregate Commitments without the written consent of each Lender (except pursuant to Section 2.08), or increase the Commitment of any Lender without such Lender’s consent, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone or extend the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release any Credit Party from its obligations under the Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
(c)    If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall provide a photocopy of the executed amendment to the Lenders promptly after the execution thereof.
(d)    Additionally, notwithstanding anything to the contrary contained in this Agreement, each Lender hereby irrevocably authorizes the Administrative Agent on behalf of such Lender, and without further consent of any Lender (but with the consent of Borrower and Administrative Agent) to amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitment of such Lender shall have been terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest, fees and other amounts owing to it or accrued for its account under this Agreement.
SECTION 9.03.     Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, however, that unless requested by the Borrower, the Borrower shall not be required to pay the expenses associated with assignments or participations from Lenders after the Effective Date in accordance with Section 9.04, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent, each Lead Arranger, each Syndication Agent, each Documentation Agent, each Issuing Bank, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, arbitration, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee. THE FOREGOING INDEMNITY INDEMNIFIES EACH INDEMNITEE FROM ITS OWN NEGLIGENCE.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    All amounts due under this Section shall be payable not later than ten days after written demand therefor.
SECTION 9.04.     Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) a Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund. The Administrative Agent will provide written notice of consent or denial within ten (10) days Business Days after its receipt of a written request for assignment; and
(C) each Issuing Bank.

(ii)    Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not apply to rights and obligations in respect of outstanding Competitive Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent (i) an Assignment and Assumption, or (ii) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E) no assignment shall be made to an Ineligible Institution.
For the purposes of this Section 9.04, the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, or (d) the Borrower or any of its Affiliates; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections  2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (X) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (Y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Upon notice to Borrower and Administrative Agent, and with the consent of Borrower, such consent not to be unreasonably withheld (provided that no consent of the Borrower shall be required for a participation to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Participant), any Lender may sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such

Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation and information required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person other than Borrower and Administrative Agent except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that written notice thereof is given to the Administrative Agent and that no such pledge or assignment of a security interest shall release a

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.     Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.     Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Credit Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 9.07.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment to the Administrative Agent, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.     Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the district courts of Harris County, Texas and of the United States District Court of the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(d)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.     WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

SECTION 9.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.     Confidentiality.
(a)    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and it obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR AFFILIATES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law (the “Maximum Rate”), the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not payable as result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. On each day, if any, that Texas law establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended) for that day. The Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to the Borrower or any other person or entity, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
SECTION 9.14.     Liability of Holders. With respect to the incurrence of certain liabilities hereunder and the making of certain agreements by the Borrower as herein stated, such incurrence of liabilities and such agreements shall be binding upon the Borrower only as a trust formed under the Texas Real Estate Investment Trust Act pursuant to that certain Restated Declaration of Trust dated March 23, 1988 (as amended from time to time), and only upon the assets of such Borrower. No Trust Manager or officer or holder of any beneficial interest in the Borrower shall have any personal liability for the payment of any indebtedness or other liabilities incurred by the Borrower hereunder or for the performance of any agreements made by the Borrower hereunder, nor for any other act, omission or obligation incurred by the Borrower or the Trust Managers except, in the case of a Trust Manager, any liability arising from his own willful misfeasance or malfeasance or gross negligence.
SECTION 9.15.     USA Patriot Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
SECTION 9.16.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 9.17.     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 9.18.     Amendment and Restatement.
(a)    On the Effective Date, the Original Credit Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement, any promissory notes delivered pursuant to Section 2.09(a) and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, refinancing or termination of the obligations under the Original Credit Agreement as in effect prior to the Effective Date; (ii) the “Loans” (as defined in the Original Credit Agreement) have not become due and payable prior to the Effective Date as a result of the amendment and restatement of the Original Credit Agreement; (iii) such obligations are in all respects continuing with only the terms thereof being modified as provided in this Agreement; and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Original Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement.
(b)    Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Original Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created prior to the Effective Date in favor of any Lender and its successors arising out of the representations and warranties of the Borrower and contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Original Credit Agreement or any other Loan Document executed in connection therewith prior to the Effective Date shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrower’s monetary obligations under the Original Credit Agreement in respect of the loans and letters of credit thereunder are now monetary obligations of the Borrower as evidenced by this Agreement as provided in Article II hereof.
(c)    All indemnification obligations of the Borrower pursuant to the Original Credit Agreement (including any arising from a breach of the representations thereunder) with respect to any losses, claims, damages, liabilities and related expenses occurring prior to the Effective Date shall survive the amendment and restatement of the Original Credit Agreement pursuant to this Agreement.
(d)    On and after the Effective Date, (i) each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Original Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “promissory note” shall mean and be a promissory note as referred to in this Agreement.
(e)    In furtherance of the foregoing, on the Effective Date (i) all Loans outstanding under the Original Credit Agreement shall continue to be Loans hereunder, Administrative Agent and such Lenders shall make such transfers of funds as are necessary in order that the outstanding balances of such Loans and any other Loans funded on the Effective Date reflect the Commitments of the Lenders hereunder; and (ii) all Letters of Credit issued and outstanding under the Original Credit Agreement shall continue to be Letters of Credit hereunder and each Lender’s Letter of Credit participations shall be adjusted in accordance with its respective Applicable Percentage.
(f)    On the Effective Date, the Commitment of each Lender that is a party to the Original Credit Agreement, but not a party to this Agreement (other than for purposes of this Section 9.18(f)) (an “Exiting Lender”), shall be terminated, all outstanding obligations owing to such Exiting Lender under the Original Credit Agreement on the Effective Date shall be paid in full as provided in this Section, and each Exiting Lender shall cease to be a Lender under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Lender under the Loan Documents that are intended by their express terms to survive termination of the Commitments and/or the repayment, satisfaction or discharge of obligations under any Loan Document shall survive for such Exiting Lender hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen C. Richter
Name:	Stephen C. Richter
Title:	Executive VP and CFO

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as a Lender and as an
Issuing Bank

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Executive Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Matthew R. Lohr
Name:	Matthew R. Lohr
Title:	Vice President

Address:

901 Main Street 64th Floor
Dallas, Texas 75202
Telephone No: (201) 209-4034

REGIONS BANK,
as a Lender

By:	/s/ T. Barrett Vawter
Name:	T. Barrett Vawter
Title:	Vice President

Address:

1900 5th Avenue North, 15th Floor
Birmingham, Alabama 35203
Attention:	Jule Ann Martin
Telephone No.:	205-326-5651
Telecopy No.:	205-264-5456

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Ajit Goswami
Name:	Ajit Goswami
Title:	Managing Director & Industry Head

Address:

250 Vesey Street
New York, NY 10281

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Ricky Nahal
Name:	Ricky Nahal
Title:	Vice President

Address:

1512 Eureka Road - Suite 350
Roseville, CA 95661

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Andrew T. White
Name:	Andrew T. White
Title:	Senior Vice President

Address:

PNC Bank, National Association
500 First Avenue
Firstside Building
Pittsburgh, PA 15219
Attn:	Gino DiVecchio
Telecopier:	888-614-9134
Telephone:	412-762-6450

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick A. Trowbridge
Name:	Patrick A. Trowbridge
Title:	Senior Vice President

Address:

13737 Noel Road
Suite 800
Dallas, Texas 75240

TRUIST BANK, formerly known as BRANCH
BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Ahaz Armstrong
Name:	Ahaz Armstrong
Title:	Senior Vice President

Address:

200 West 2nd Street
Floor 16
Winston Salem NC, 27101

Solely for purposes of Section 9.18(f) of the foregoing Agreement:

CAPITAL ONE, N.A.,
as an Exiting Lender

By:	/s/ Andrew D Moore
Name:	Andrew D Moore
Title:	Duly Authorized Signatory